Exhibit 99.1

Howard Clabo (editorial/media) 408.748.5775 Michael Sullivan (financial community) 408.986.7977

APPLIED MATERIALS REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

Record Full -Year Revenue and Earnings Per Share

•	Q4 net sales of $2.18 billion down 24 percent year over year and down 22 percent sequentially

•	Q4 EPS of 34 cents including a one-time tax benefit; Q4 non-GAAP EPS of 21 cents

•	FY2011 net sales of $10.52 billion up 10 percent year over year

•	FY2011 EPS of $1.45 and non-GAAP EPS of $1.30 up 107 percent and 48 percent year over year, respectively

SANTA CLARA, Calif., Nov. 16, 2011 — Applied Materials, Inc. (NASDAQ:AMAT), the world’s leading supplier of manufacturing solutions for the semiconductor, display and solar industries, today reported results for its fourth quarter and fiscal year ended Oct. 30, 2011.

In the fourth quarter, Applied generated orders of $1.60 billion, net sales of $2.18 billion and operating income of $361 million. Fourth-quarter net income was $456 million or 34 cents per share including a tax benefit equivalent to 13 cents per share that was disclosed previously in a Form 8-K filed on Sept. 8, 2011. Non-GAAP operating income was $384 million, and non-GAAP net income was $271 million or 21 cents per share.

For fiscal year 2011, the company reported orders of $10.14 billion, record net sales of $10.52 billion, operating income of $2.40 billion, and net income of $1.93 billion or $1.45 per share. Non-GAAP operating income was $2.41 billion, and non-GAAP net income was $1.72 billion or $1.30 per share.

“Applied’s record year was driven by strength in our silicon business and our highest-ever revenue in solar and services, as well as strategic programs that improved the efficiency of our operations,” said Mike Splinter, chairman and chief executive officer. “While we expect the first half of fiscal 2012 to be impacted by the challenging economic environment, we anticipate that our overall business will strengthen during the second half of the year.”

After the end of the quarter, Applied completed the acquisition of Varian Semiconductor Equipment. “The combination of Applied and Varian creates the industry leader in transistor technologies,” Splinter added. “Together, we will partner with our customers to accelerate the development of new generations of chips enabling smaller, faster and more power-efficient mobile devices.”

During the quarter, Applied generated operating cash flow of $698 million or 32 percent of net sales including a $276 million tax refund. The company paid cash dividends of $106 million and used $175 million to repurchase 16 million shares of its common stock at an average price of $11.04 per share.

Applied Materials, Inc.

“In 2011, Applied invested $1.1 billion in research, development and engineering and generated $2.4 billion in operating cash flow, the most in company history,” said George Davis, chief financial officer. “During the year, we increased our quarterly dividend payment by 14 percent and returned $865 million to our stockholders through dividends and stock buybacks.”

Quarterly Financial Results Summary

	Q4 FY2011	Q3 FY2011	Q4 FY2010
GAAP Results
Net sales	$2.18 billion	$2.79 billion	$2.89 billion
Operating income	$361 million	$687 million	$699 million
Net income	$456 million	$476 million	$468 million
Earnings per share (EPS)	$0.34	$0.36	$0.35
Non-GAAP Results
Non-GAAP operating income	$384 million	$683 million	$711 million
Non-GAAP net income	$271 million	$467 million	$476 million
Non-GAAP EPS	$0.21	$0.35	$0.36

Non-GAAP results for the above periods exclude the impact of the following, where applicable: certain discrete tax items, restructuring and asset impairment charges and any associated adjustment related to restructuring actions, certain acquisition-related costs, investment impairments, and gain or loss on sale of facilities. A reconciliation of the GAAP and non-GAAP results is provided in the financial statements included in this release. See also “Use of Non-GAAP Financial Measures” below.

Fourth Quarter Reportable Segment Results and Comparisons to the Prior Quarter

Silicon Systems Group (SSG) orders were $925 million, down 25 percent primarily due to weaker demand in flash and DRAM. Net sales were $1.07 billion, down 24 percent. Operating income decreased to $278 million or 26 percent of net sales, reflecting the decrease in net sales. New order composition was: foundry 46 percent, logic and other 32 percent, flash 15 percent, and DRAM 7 percent.

Applied Global Services (AGS) orders were $564 million, down 8 percent. Net sales were $629 million, up 4 percent and included $70 million in net sales for two thin film solar production lines. Operating income increased to $160 million or 26 percent of net sales, reflecting the increase in net sales.

Display orders were $20 million, down 91 percent, due to lower demand for TV and mobile device display equipment. Net sales were $171 million, down 23 percent, and operating income decreased to $31 million or 18 percent of net sales, driven by lower net sales and a higher proportion of lower-margin products.

Energy and Environmental Solutions (EES) orders were $86 million, down 73 percent, as customers continued to absorb recent capital additions. Net sales were $315 million, down 44 percent. Operating income decreased to $17 million or 5 percent of net sales, reflecting the net sales decline.

Applied Materials, Inc.

Full-Year Reportable Segment Results and Comparisons to the Prior Year

SSG orders decreased by 5 percent to $5.49 billion, net sales increased by 2 percent to $5.41 billion, and operating income decreased to $1.76 billion or 33 percent of net sales.

AGS orders increased by 7 percent to $2.33 billion, net sales increased by 29 percent to a record $2.41 billion, and operating income rose to $482 million or 20 percent of net sales.

Display orders decreased by 20 percent to $636 million, net sales decreased by 22 percent to $699 million, and operating income decreased to $147 million or 21 percent of net sales.

EES orders increased by 12 percent to $1.68 billion, net sales increased by 34 percent to a record $1.99 billion, and operating income increased to a record $453 million or 23 percent of net sales.

Additional Quarterly Financial Information

•	Backlog decreased by $851 million to $2.39 billion and included $271 million in negative adjustments.

•	Gross margin was 39.0 percent, down from 42.5 percent in the third quarter, driven primarily by the overall decline in net sales.

•	The effective tax rate was a benefit of 32.7 percent including the tax benefit described above. The non-GAAP effective tax rate was a provision of 26.6 percent.

•

Cash, cash equivalents and investments increased to $7.17 billion. After the end of the quarter, Applied completed the acquisition of Varian Semiconductor Equipment for approximately $4.2 billion net of cash received. Applied funded the acquisition and certain associated costs through a combination of existing cash balances and the net proceeds of senior unsecured notes in the aggregate principal amount of $1.75 billion issued on June 8, 2011.

Business Outlook

For the first quarter of fiscal 2012, and including the impact of the recent acquisition of Varian Semiconductor Equipment, Applied expects net sales to be down 5 percent to 15 percent sequentially. The company expects non-GAAP EPS to be in the range of $0.08 to $0.16. The non-GAAP EPS outlook excludes known charges related to completed acquisitions of approximately $0.10 per share but does not exclude other non-GAAP adjustments that may arise subsequent to this release.

Use of Non-GAAP Financial Measures

Management uses non-GAAP results to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Applied believes these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Applied Materials, Inc.

Webcast Information

Applied Materials will discuss these results during an earnings call that begins at 1:30 p.m. Pacific Time today. A live webcast will be available at www.appliedmaterials.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Applied’s performance, operational efficiencies, economic outlook, business expectation for fiscal 2012, expected benefits of the Varian acquisition, and business outlook for the first quarter of fiscal 2012. Forward-looking statements may contain words such as “expect,” “believe,” “may,” “can,” “should,” “will,” “anticipate” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the level of demand for Applied’s products, which is subject to many factors, including uncertain global economic and industry conditions, business and consumer spending, demand for electronic products and semiconductors, government renewable energy policies and incentives, and customers’ utilization rates and new technology and capacity requirements; variability of operating expenses and results among the company’s segments caused by differing conditions in the served markets; Applied’s ability to (i) develop, deliver and support a broad range of products, expand its markets and develop new markets, (ii) timely align its cost structure with business conditions, (iii) plan and manage its resources and production capability, including its supply chain, (iv) implement initiatives that enhance global operations and efficiencies, (v) integrate Varian’s Semiconductor Equipment’s operations, product lines, technology and employees and realize synergies, (vi) obtain and protect intellectual property rights in key technologies, (vii) attract, motivate and retain key employees, and (viii) accurately forecast future operating and financial results, which depends on multiple assumptions related to, without limitation, market conditions, customer requirements and business needs; and other risks described in Applied Materials’ SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. The company undertakes no obligation to update any forward-looking statements.

About Applied Materials

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in providing innovative equipment, services and software to enable the manufacture of advanced semiconductor, flat panel display and solar photovoltaic products. Our technologies help make innovations like smartphones, flat screen TVs and solar panels more affordable and accessible to consumers and businesses around the world. At Applied Materials, we turn today’s innovations into the industries of tomorrow. Learn more at www.appliedmaterials.com.

Applied Materials, Inc.

APPLIED MATERIALS, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	October 30,	October 31,	October 30,	October 31,
(In millions, except per share amounts)	2011	2010	2011	2010
Net sales	$2,182	$2,886	$10,517	$9,549
Cost of products sold	1,330	1,669	6,157	5,834

Gross margin	852	1,217	4,360	3,715
Operating expenses:
Research, development and engineering	269	278	1,118	1,143
Selling, general and administrative	222	242	901	942
Restructuring charges and asset impairments	—	(2)	(30)	246
Gain on sale of facilities, net	—	—	(27)	—

Total operating expenses	491	518	1,962	2,331
Income from operations	361	699	2,398	1,384
Impairment of strategic investments	3	—	3	13
Interest and other expense	24	6	59	21
Interest and other income, net	10	10	42	37

Income before income taxes	344	703	2,378	1,387
Provision (benefit) for income taxes	(112)	235	452	449

Net income	$456	$468	$1,926	$938

Earnings per share:
Basic	$0.35	$0.35	$1.46	$0.70
Diluted	$0.34	$0.35	$1.45	$0.70
Weighted average number of shares:
Basic	1,312	1,333	1,319	1,340
Diluted	1,321	1,340	1,330	1,349

Applied Materials, Inc.

APPLIED MATERIALS, INC.

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)	October 30, 2011	October 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$5,960	$1,858
Short-term investments	283	727
Accounts receivable, net	1,532	1,831
Inventories	1,701	1,547
Deferred income taxes, net	580	513
Other current assets	299	289

Total current assets	10,355	6,765
Long-term investments	931	1,307
Property, plant and equipment, net	866	963
Goodwill	1,335	1,336
Purchased technology and other intangible assets, net	211	287
Deferred income taxes and other assets	163	285

Total assets	$13,861	$10,943

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$1
Accounts payable and accrued expenses	1,520	1,766
Customer deposits and deferred revenue	1,116	847
Income taxes payable	158	274

Total current liabilities	2,794	2,888
Long-term debt	1,947	204
Employee benefits and other liabilities	320	315

Total liabilities	5,061	3,407

Total stockholders’ equity	8,800	7,536

Total liabilities and stockholders’ equity	$13,861	$10,943

Applied Materials, Inc.

APPLIED MATERIALS, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
(In millions)	October 30, 2011	October 31, 2010
Cash flows from operating activities:
Net income	$1,926	$938
Adjustments required to reconcile net income to cash provided by operating activities:
Depreciation and amortization	246	305
Net loss (gain) on dispositions and fixed asset retirements	(13)	20
Provision for bad debts	5	17
Restructuring charges and asset impairments	(30)	246
Deferred income taxes	122	(186)
Net recognized loss on investments	19	33
Debt issuance costs amortization	1	—
Share-based compensation	146	126
Net change in operating assets and liabilities, net of amounts acquired	4	224

Cash provided by operating activities	2,426	1,723

Cash flows from investing activities:
Capital expenditures	(209)	(169)
Proceeds from sale of facilities and dispositions	130	—
Cash paid for acquisition, net of cash acquired	—	(323)
Proceeds from sales and maturities of investments	1,926	1,408
Purchases of investments	(1,137)	(1,778)

Cash provided by (used in) investing activities	710	(862)

Cash flows from financing activities:
Debt borrowings (repayments), net	1,744	(6)
Payments of debt issuance costs	(14)	—
Proceeds from common stock issuances	95	129
Common stock repurchases	(468)	(350)
Payment of dividends to stockholders	(397)	(349)

Cash provided by (used in) financing activities	960	(576)

Effect of exchange rate changes on cash and cash equivalents	6	(3)

Increase in cash and cash equivalents	4,102	282
Cash and cash equivalents — beginning of period	1,858	1,576

Cash and cash equivalents — end of period	$5,960	$1,858

Supplemental cash flow information:
Cash payments for income taxes	$472	$187
Cash payments for interest	$14	$14

Applied Materials, Inc.

Reportable Segment Results

	Q4 FY2011			Q3 FY2011			Q4 FY2010
(In millions)	New Orders	Net Sales	Operating Income (Loss)	New Orders	Net Sales	Operating Income (Loss)	New Orders	Net Sales	Operating Income (Loss)
SSG	$925	$1,067	$278	$1,239	$1,398	$452	$1,673	$1,483	$564
AGS	$564	$629	$160	$613	$603	$146	$632	$516	$100
Display	$20	$171	$31	$220	$223	$58	$175	$281	$89
EES	$86	$315	$17	$318	$563	$123	$546	$606	$86
Corporate	—	—	$(125)	—	—	$(92)	—	—	$(140)

Consolidated	$1,595	$2,182	$361	$2,390	$2,787	$687	$3,026	$2,886	$699

	FY2011			FY2010
(In millions)	New Orders	Net Sales	Operating Income (Loss)	New Orders	Net Sales	Operating Income (Loss)
SSG	$5,489	$5,415	$1,764	$5,759	$5,304	$1,892
AGS	$2,333	$2,413	$482	$2,183	$1,865	$337
Display	$636	$699	$147	$799	$899	$267
EES	$1,684	$1,990	$453	$1,508	$1,481	$(466)
Corporate	—	—	$(448)	—	—	$(646)

Consolidated	$10,142	$10,517	$2,398	$10,249	$9,549	$1,384

Corporate Unallocated Expenses

(In millions)	Q4 FY2011	Q3 FY2011	Q4 FY2010	FY2011	FY2010
Restructuring charges and asset impairments, net	$—	$—	$—	$(21)	$93
Share-based compensation	$36	$38	$31	$146	$126
Gain on sale of facilities	$—	$(28)	$—	$(27)	$—
Other unallocated expenses	$89	$82	$109	$350	$427

Corporate	$125	$92	$140	$448	$646

Applied Materials, Inc.

Additional Information

	Q4 FY2011		Q3 FY2011		Q4 FY2010
New Orders and Net Sales by Geography
(In $ millions)	New Orders	Net Sales	New Orders	Net Sales	New Orders	Net Sales
North America	324	434	356	451	450	380
% of Total	20	20	15	16	15	13
Europe	176	271	254	259	327	223
% of Total	11	12	11	9	11	8
Japan	173	255	372	284	173	158
% of Total	11	12	15	10	6	5
Korea	330	363	362	432	237	407
% of Total	21	17	15	16	8	14
Taiwan	283	353	425	454	713	829
% of Total	18	16	18	16	23	29
Southeast Asia	98	98	87	156	152	175
% of Total	6	4	4	6	5	6
China	211	408	534	751	974	714
% of Total	13	19	22	27	32	25

Employees (In thousands)
Regular Full Time	12.9		12.7		13.0

Applied Materials, Inc.

APPLIED MATERIALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

	Three Months Ended			Twelve Months Ended
(In millions, except per share amounts)	October 30, 2011	July 31, 2011	October 31, 2010	October 30, 2011	October 31, 2010
Non-GAAP Operating Income
Reported operating income (GAAP basis)	$361	$687	$699	$2,398	$1,384
Certain items associated with acquisitions [1]	13	12	14	51	91
Varian and Semitool deal cost	10	9	—	19	10
Restructuring charges and asset impairments [2,3,4,5]	—	3	(2)	(30)	246
Gain on sale of facilities, net	—	(28)	—	(27)	—

Non-GAAP operating income	$384	$683	$711	$2,411	$1,731

Non-GAAP Net Income
Reported net income (GAAP basis)	$456	$476	$468	$1,926	$938
Certain items associated with acquisitions [1]	13	12	14	51	91
Varian and Semitool deal cost	10	9	—	19	10
Restructuring charges and asset impairments [2,3,4,5]	—	3	(2)	(30)	246
Impairment of strategic investments	3	—	—	3	13
Gain on sale of facilities, net	—	(28)	—	(27)	—
Reinstatement of federal R&D tax credit	—	—	—	(13)	—
Resolution of audits of prior years’ income tax filings	(203)	—	—	(203)	—
Income tax effect of non-GAAP adjustments	(8)	(5)	(4)	(3)	(117)

Non-GAAP net income	$271	$467	$476	$1,723	$1,181

Non-GAAP Earnings Per Diluted Share
Reported earnings per diluted share (GAAP basis)	$0.34	$0.36	$0.35	$1.45	$0.70
Certain items associated with acquisitions	0.01	0.01	0.01	0.03	0.05
Varian and Semitool deal cost	0.01	—	—	0.01	0.01
Restructuring charges and asset impairments	—	—	—	(0.01)	0.12
Impairment of strategic investments	—	—	—	—	—
Gain on sale of facilities, net	—	(0.02)	—	(0.02)	—
Reinstatement of federal R&D tax credit and resolution of audits of prior years’ income tax filings	(0.15)	—	—	(0.16)	—
Non-GAAP earnings per diluted share	$0.21	$0.35	$0.36	$1.30	$0.88
Weighted average number of diluted shares	1,321	1,330	1,340	1,330	1,349

[1]	These items are incremental charges attributable to acquisitions consisting of inventory fair value adjustments on products sold and amortization of purchased intangible assets.
[2]	Results for the three months ended July 31, 2011 included asset impairment charges of $3 million related to certain fixed assets.
[3]

Results for the three months ended October 31, 2010 included a $2 million reinstatement of certain fixed assets that were previously impaired in connection with a restructuring program announced on July 21, 2010.

[4]

Results for the twelve months ended October 30, 2011 included asset impairment charges of $30 million primarily related to certain intangible assets, offset by favorable adjustments of $36 million related to a restructuring program announced on July 21, 2010, $19 million related to a restructuring program announced on November 11, 2009, and $5 million related to a restructuring program announced on November 12, 2008.

[5]

Results for the twelve months ended October 31, 2010 included asset impairment charges of $108 million and restructuring charges of $45 million related to a restructuring program announced on July 21, 2010, restructuring charges of $84 million associated with a restructuring program announced on November 11, 2009, and asset impairment charges of $9 million related to a facility held for sale.